Exhibit 107.1

Calculation of Filing Fee Table

Form S-8

(Form Type)

AerSale Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock $0.0001 par value	Other(1)	2,000,000(2)(3)	$15.395(4)	$30,790,000(4)	$110.20 per $1,000,000	$3,393.06
Total Offering Amounts					$30,790,000		$3,393.06
Total Fee Offsets							—
Net Fee Due							$3,393.06

(1)	Rules 457(c) and 457(h).
(2)	Represents an additional 2,000,000 shares of the registrant’s common stock, par value $0.0001 per share (the “Common Stock”), reserved for issuance under the AerSale Corporation 2020 Equity Incentive Plan (as amended, the “Plan”).
(3)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock that may become issuable under the Plan in the event of certain changes in the number of shares of Common Stock outstanding, including stock dividends, stock splits, recapitalization, merger, consolidation, combination or exchange of shares, or other similar transactions.
(4)	Estimated solely for the purpose of determining the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act, on the basis of the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on September 15, 2023, which is a date within five business days prior to filing.